Exhibit 10.1

LOAN AGREEMENT

This Loan Agreement, dated and made effective as of March 11, 2013 (this “Agreement”), is by and between Global Energy Development PLC, organized under the laws of England and Wales (“Borrower”), and HKN, Inc., a Delaware corporation (“Lender”).

The parties hereto agree as follows:

1.             Certain Definitions.  As used herein, the following terms shall have the following meanings:

(a)           “Affiliate” of a Person, or a Person “affiliated” with such Person, shall mean any Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

(b)           “Change of Control” shall mean any change so that any Person or group of related Persons (other than Lender, Lyford Investments Enterprises, Ltd., or their respective Affiliates) shall at any time after the date hereof either (i) beneficially own more than 50.1% of the aggregate voting power of all capital stock of Borrower or (ii) succeed in having enough of its or their nominees elected by the members to the Board of Directors of the Borrower so as to constitute a majority of the Board of Directors of the Borrower.

(c)           “Control” (including the terms “Controlling,” “Controlled by,” and “under common Control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise (provided, however, that the farmout of oil and gas properties by Borrower or its Subsidiaries shall not be deemed to constitute a change of control).

(d)           “Distribution” shall mean, with respect to any Person, (i) the retirement, redemption, purchase or other acquisition for value of any shares, units, capital stock or other equity security interests issued by such Person or (ii) the declaration or payment of any dividend or distribution on or with respect to any such shares, units, capital stock or other equity security interests (other than a share or stock dividend payable only in the shares or capital stock of such Person); provided, however, that Distribution shall not include any salary, bonus, expense reimbursement, employee share options or exercises thereof, employee long term incentive grants or exercises thereof, or similar payment.

(e)           “Guarantor” shall mean Colombia Energy Development Company, organized in the Cayman Islands and a Subsidiary of the Borrower.

(f)            “Guaranty Agreement” shall mean the Guaranty Agreement substantially in the form of Exhibit B hereto.

(g)           “Indebtedness” shall mean, with respect to the Borrower or its Subsidiaries, (i) all indebtedness (including principal, interest, fees and charges) for borrowed money, excluding financings described in clause (vi) of the definition of “Permitted Liens”; (ii) any other indebtedness which is evidenced by a Note, bond, debenture or similar instrument; and (iii) any obligation under or in respect of outstanding letters of credit, acceptances, guarantees and similar obligations (provided, however, that contractual obligations incurred in the ordinary course of business and relating to the oil and gas properties of the Borrower and its Subsidiaries shall not be deemed to constitute Indebtedness).

(h)           “Lien” shall mean any claim, lien, mortgage, deed of trust, security interest, pledge, charge, encumbrance or other right of a creditor to have its claim satisfied out of any property or assets, or the proceeds therefrom, prior to the general creditors of the owner thereof.

(i)            “Loan” shall mean the extension of credit by Lender to Borrower pursuant to Section 2.1 hereof in the amount of U.S. $17.0 million.

(j)            “Loan Papers” shall mean this Agreement, the Note, the Guaranty Agreement and such other instruments and certificates executed by the Borrower in connection with the Loan.

(k)           “Material Adverse Effect” shall mean any change, development, occurrence or event that is or would reasonably be expected, at the sole determination of the Lender, to be materially adverse to (i) the business, properties, assets, liabilities, consolidated results of operations or financial condition of the Borrower or its Subsidiaries or (b) the ability of the Borrower to consummate the transactions contemplated hereby.

(l)            “Maturity Date” shall mean the earlier of (i) June 15, 2015 or (ii) the date on which an Event of Default shall have occurred (subject to the cure period provided herein).

(m)          “Note” shall mean the Note, in the form of Exhibit A, evidencing the Loan.

(n)           “Permitted Lien” shall mean: (i) Liens for taxes or assessments and similar charges, which either are not delinquent or being contested diligently and in good faith by appropriate proceedings, and as to which Borrower has set aside adequate reserves on its books; (ii) statutory Liens, such as mechanic’s, materialman’s, warehouseman’s, carrier’s or other like Liens incurred in good faith in the ordinary course of business; (iii) zoning ordinances, easements, licenses, reservations, provisions, covenants, conditions, waivers or restrictions on the use of property and other title exceptions that do not materially and adversely affect the use or value of a person’s property; (iv) Liens in respect of judgments or awards with respect to which no Event of Default would exist; (v) Liens to secure payment of insurance premiums in connection with workers’ compensation, unemployment insurance and similar programs; (vi) Liens on equipment or facilities acquired through capital lease or other purchase financing; or (vii) Liens securing Indebtedness existing as of the date of this Agreement.

(o)           “Person” shall mean any individual, company, corporation, trust, unincorporated organization, governmental authority or any other form of entity.

(p)           “Subsidiary” of any Person shall mean any company, corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than fifty percent (50%) of (a) the issued and outstanding shares or capital stock having ordinary voting power to elect a majority of the board of directors of such company or corporation (irrespective of whether at the time shares or capital stock of any other class or classes of such company or corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

2.             The Loan.

2.1          Loan Commitment.  Subject to and upon the terms, conditions, covenants and agreements contained in this Agreement, Lender agrees to make the Loan to Borrower in the principal amount of U.S. $17.0 million.  The Loan will be evidenced by the Note, or any renewal thereof.  The proceeds of the Loan will be used to retire the Borrower’s outstanding indebtedness to Lender; namely, the Senior Secured Note Payable due April 2013 (principal amount of $5.0 million) and Fixed Rate Note Payable due September 2013 (principal amount of $12.0 million).  Lender further agrees that upon execution of this Agreement it shall cancel and return to Borrower each of the original Senior Secured Note Payable and the Fixed Rate Note Payable.

2.2          Repayment of Principal and Interest.

(a)           The outstanding principal amount of the Loan shall be due and payable as follows:

March 31, 2013	$500,000
June 30, 2013	$1,500,000
September 30, 2013	$1,500,000
December 31, 2013	$1,500,000
March 31, 2014	$1,500,000
June 30, 2014	$1,500,000
September 30, 2014	$1,500,000
December 31, 2014	$1,500,000
March 31, 2015	$1,500,000
June 15, 2015	$4,500,000

(b)           Accrued and unpaid interest on the outstanding principal amount of the Loan shall be paid by Borrower to Lender on the last day of each quarter, commencing March 31, 2013, and shall accompany the applicable principal payment due on such date.

(c)           Subject to Borrower’s payment to Lender of a prepayment premium equal to 3.0% of the principal amount to be prepaid, Borrower shall have the right to prepay the principal amount of the Loan at any time prior to the Maturity Date.  All prepayments shall be credited first against unpaid and accrued interest, second against the prepayment premium and third against unpaid principal.  Any prepayment may not be reborrowed.

2.3          Interest Rate.  Interest shall accrue on the unpaid principal balance of the Loan at the rate of 12.75% per annum; provided, however, that (i) in the event that Borrower’s published annual or interim report at any future date beginning with the interim report as of 30 June 2013 reflects a decrease in profit from operations or cash flow from operations from the comparable period in its prior year report, the interest rate shall be immediately adjusted from 12.75% to 13.5% per annum from the date of publication of such annual or interim report and through the Maturity Date, and (ii) during the continuance of an Event of Default, the Loan shall bear interest, payable on demand, equal to the rate of 15.0% per annum.  All computations of interest shall be made by Lender on the basis of a year of 360 days.

2.4          Place of Payment; Taxes.  Any and all payments by Borrower hereunder shall be made in U.S. dollars at the office of Lender set forth herein (or as otherwise advised in writing by Lender), free and clear of and without deduction for any and all present or future levies, deductions, stamp or documentary taxes or similar charges or withholdings and all liabilities with respect thereto (excluding taxes measured by the net income or capital of Lender).

2.5          Transaction Fee.  Borrower shall pay to Lender a transaction fee in the amount of $340,000 (2.0% of the principal amount of the Note) upon the execution and delivery of this Agreement.

2.6          Collateral.  Upon the occurrence of a Material Adverse Effect, Lender shall have the right in its sole discretion to require Borrower to provide adequate collateral security in support of the Loan made hereunder.

3.             Representations and Warranties.  To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender as follows:

3.1.         Organization and Good Standing.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its domicile of organization.

3.2.         Power and Authority.  Borrower has the corporate power and authority to consummate the transactions contemplated by the Loan Papers.

3.3.         Binding Effect.  Each of the Loan Papers to which Borrower is a party has been duly authorized, executed and delivered by Borrower, and each is the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights and (ii) the availability of equitable remedies.

3.4.         Consents; Compliance with Other Instruments.  Borrower has obtained all consents, approvals and authorizations from, and has made all filings with, each governmental instrumentality or other agency required as a condition to the execution, delivery and performance of the Loan Papers.  Neither the execution and delivery of the Loan Papers by Borrower nor the consummation by it of the transactions contemplated thereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration or maturity of, or result in the imposition of any Lien upon any of the assets of Borrower and its Subsidiaries.

3.5          Financial Statements; Adverse Changes. The financial statements of the Borrower and its Subsidiaries on a consolidated basis for each of the periods included in its most recent published report fairly present in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated.  The Borrower and its Subsidiaries do not have any liabilities or obligations (accrued, absolute, contingent or otherwise), other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, such financial statements or (ii) that were incurred in the ordinary course of business since December 31, 2012 and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Since December 31, 2012, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

3.6          Litigation.  There is no action, suit, proceeding or investigation pending or, to the knowledge of the Borrower, overtly threatened against, nor any outstanding judgment, order or decree against, the Borrower or any of its Subsidiaries before or by any governmental authority or arbitral body which in the aggregate have, or if adversely determined, would reasonably be expected to have, a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is in default with respect to any judgment, order or decree of any governmental authority in a materially adverse manner.  The Borrower is not a party or subject to, and none of its assets is bound by, the provisions of any material order, writ, injunction, judgment, or decree of any court or government agency or instrumentality.

4.             Covenants.  From the date hereof until the Maturity Date, Borrower covenants and agrees to:

4.1.         Inspection; Financial Statements.  Permit Lender to visit and to discuss its affairs, finances and accounts with its officers, all at such reasonable times during business hours as may be requested by Lender not less than 15 business days in advance by Lender.

4.2.         Maintenance of Licenses and Properties.  Maintain and preserve all of the material licenses, contracts or properties which are used in the conduct of its business to the extent the failure to maintain and preserve such material licenses, contracts or properties would reasonably be expected to have a Material Adverse Effect.

4.3.         Distributions.  Not make or pay any Distribution without obtaining the Lender’s approval.

4.4.         Liens.  Not create, incur or suffer or permit to be created or incurred or to exist any lien or encumbrance upon any of the assets of Borrower and its Subsidiaries except Permitted Liens.

4.5.         Loans, Advances and Investments.  Not, and not permit any Subsidiary to, (i) loan, advance or otherwise extend credit to, or contribute capital to invest in, any other Person other than the Guarantor or (ii) purchase or commit to purchase any shares, stock, other securities or any other interests in any other Person other than the Borrower or the Guarantor.

4.6.         Acquisitions, Mergers and Dissolutions.  Not, and not permit any Subsidiary to, (i) enter into any agreement to acquire, or acquire, any business, (ii) merge or consolidate with any Person or (iii) liquidate, wind up or dissolve itself without first satisfying the indebtedness owed and outstanding to the Lender.

4.7.         Sales of Assets.  Not, and not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of any material assets, except in the ordinary course of business (it being understood that Lender’s consent will be required in connection with any farmout or assignment of interests in the oil and gas properties of Borrower and its Subsidiaries).

4.8          Senior Indebtedness.  Not incur any Indebtedness purporting to be senior in right of payment to, or pari passu with, the Note.

4.9          Subsidiaries.  Not form any new Subsidiary, or allow any Subsidiary to conduct any material operations, unless such Subsidiary has executed a Guaranty Agreement.

5.             Events of Default.  Should any of the following events (each of which is herein called an “Event of Default”) occur, Borrower shall be in default hereunder:

(a)           the Borrower defaults in the performance of any provision of this Agreement, and such default continues for a period of 15 days after written notice of such default is given; or

(b)           the Borrower makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered into adjudicating the Borrower or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Borrower or any Subsidiary is entered under applicable insolvency laws; or the Borrower or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator, or commences any proceeding relating to the Borrower or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Borrower or any Subsidiary and either (i) the Borrower by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within 60 days; or

(c)           a Change of Control occurs; or

(d)           if any of the representations or warranties hereunder were not true and correct in any material respect on the date made.

6.             Remedies.

(a)           Borrower agrees that upon the occurrence and continuance of any Event of Default beyond the 15-day cure period provided in section 5 (a) herein, the Lender may, at its option (i) declare the outstanding principal balance of and accrued but unpaid interest on the Loan at once due and payable and (ii) pursue any and all other rights, remedies and recourses available to the Lender at law or in equity.

(b)           Upon the occurrence and continuance of any Event of Default beyond the 15-day cure period provided in section 5 (a) herein, which is not waived by Lender,  Borrower further agrees to pay to Lender, in addition to all other sums payable hereunder, all costs and expenses of collection, including but not limited to reasonable attorneys’ fees.

(c)           The failure to exercise the option to accelerate the maturity of the Loan or any other right, remedy or recourse available to the Lender upon the occurrence and continuance of an Event of Default hereunder shall not constitute a waiver of the right of the Lender to exercise the same at that time or at any subsequent time with respect to such uncured Event of Default or any other Event of Default.  The rights, remedies and recourses of the Lender shall be cumulative and concurrent and may be pursued separately, successively or together as often as occasion therefore shall arise, at the sole discretion of the Lender.  The acceptance by the Lender of any payment which is less than the payment in full of all amounts due and payable at the time of such payment shall not (i) constitute a waiver of or impair, reduce, release or extinguish any right, remedy or recourse of the Lender, or nullify any prior exercise of any such right, remedy or recourse except with respect to such partial payment, or (ii) impair, reduce, release or extinguish the obligations of any party liable with respect to the Loan except with respect to such partial payment.

7.             Claims against Lender.  In no event shall Lender have any liability to Borrower or any Subsidiary for lost profits or other special, consequential, incidental, exemplary or punitive damages in connection with this Agreement or any of the other Loan Papers or the transactions contemplated hereby or thereby, and Borrower expressly waives any and all right to assert any such claims.  Borrower further waives all rights to interpose any claims, deductions, setoffs, recoupment, or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement or any matter relating hereto.

8.                                      Miscellaneous.

(a)                                 Neither party may assign or delegate its rights or obligations pursuant to this Agreement without the prior written consent of the other. Any assignment or delegation in violation of this section shall be void

(b)                                 The headings, captions and arrangements used in the Loan Papers, unless specified otherwise, are for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Papers, nor affect the meaning thereof.

(c)                                  Any notice, consent, demand, request, approval or other communication to be given hereunder by any party to another shall be deemed to have been duly given if given in writing and personally delivered or sent by overnight delivery service, facsimile transmission or United States mail, registered or certified, postage prepaid, with return receipt requested, to the address set forth under the parties’ signature hereto.  Notice so given shall be deemed to be given and received on the date of actual delivery.

(d)                                 The laws (other than conflict-of-laws provisions thereof) of the State of Texas and of the United States of America shall govern the rights and duties of the parties hereto and the validity, construction, enforcement and interpretation of this Agreement, except to the extent otherwise specified therein.  The Borrower irrevocably waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Loan Papers, or in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or the other Loan Papers or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or any Subsidiary or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to enforce its rights against Borrower or any Subsidiary or its property.

(e)                                  If any provision in the Loan Papers is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the applicable Loan Paper shall be construed and enforced as if such provision had never comprised a part thereof; and the remaining provisions thereof shall remain in full force and effect and shall not be affected by such provision or by its severance therefrom.

(f)                                   THE LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES OR ANY TERM SHEETS BETWEEN BORROWER AND LENDER (ALL THE TERMS AND CONDITIONS OF WHICH ARE SUPERSEDED BY THE LOAN PAPERS).  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(g)                                  Except as otherwise specifically provided, the Loan Papers may only be amended by an instrument in writing executed jointly by Borrower and Lender and supplemented only by documents delivered or to be delivered in accordance with the express terms thereof.

(h)                                 This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Global Energy Development PLC

By:	/s/ Anna Williams

Address:	3 More London Riverside
London SE1 2AQ
United Kingdom

HKN, Inc.

By:	/s/ Sarah B. Gasch

Address:	180 State Street, Suite 200
Southlake, Texas 76092
Attn: Ms. Sarah Gasch
Executive Vice President and Chief Financial Officer

Telecopy Number: (817) 410-1884

Exhibit A

SENIOR NOTE DUE JUNE 15, 2015

March 11, 2013

FOR VALUE RECEIVED, Global Energy Development PLC (“Borrower”) promises to pay to the order of HKN, Inc. (“Lender”), at such place as the Lender may designate from time to time, in lawful money of the United States of America, the sum of U.S. $17,000,000, together with interest, as described in the below referenced Loan Agreement.

This Note evidences the Loan made pursuant to, and has been executed and delivered under, and is subject to the terms and conditions of, that certain Loan Agreement (as hereafter amended, modified, supplemented, renewed, extended, restated, substituted or replaced, the “Loan Agreement”) dated as of the date hereof, between Borrower and Lender.  Unless otherwise defined herein or unless the contexts hereof requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Loan Agreement.  Reference is made to the Loan Agreement and the other Loan Papers for provisions affecting this Note regarding payments and prepayments, acceleration of maturity, payment of attorneys’ fees, court costs, and other costs of collection, certain waivers by Borrower and others now or hereafter obligated for payment of any sums due hereunder, and security for the payment hereof.

Principal of and interest on this Note shall be due and payable in the manner specified in the Loan Agreement and the Loan Papers defined therein.  All payments due to Lender hereunder shall be made at the place, in the type of money and funds, and in the manner specified in the Loan Agreement.

EXECUTED as of the day and year first above written.

Global Energy Development PLC

By:	/s/ Anna Williams

A-1

Exhibit B

GUARANTY AGREEMENT

This Guaranty Agreement (this “Guaranty”) is made and delivered as of March 11, 2013, by Colombia Energy Development Company  (“Guarantor”), and HKN, Inc. (“Lender”).

WHEREAS, Lender has entered into a Loan Agreement, dated as of even date herewith (the “Loan Agreement”), with Global Energy Development PLC (the “Borrower”); and

WHEREAS, all capitalized terms used but not elsewhere defined in this Guaranty shall have the respective meanings ascribed to such terms in the Loan Agreement; and

WHEREAS, each Guarantor is a subsidiary of the Borrower and will benefit from the extension of the Loan to Borrower by the Lender; and

WHEREAS, one of the conditions precedent to Lender’s obligations under the Loan Agreement is that each Guarantor shall have executed and delivered this Guaranty;

NOW, THEREFORE, for value received, each Guarantor hereby agrees as follows:

1.                                      Guarantor irrevocably and unconditionally guarantees to Lender the prompt performance and payment when due of all of the Borrower’s Obligations under the Loan Agreement.

2.                                      The obligations of Guarantor under this Guaranty shall be absolute, unconditional and irrevocable, and shall remain in full force and effect until the Obligations shall have been satisfied in full, it being the express purpose and intent of Guarantor that its obligations hereunder shall not be discharged except by payment, performance, discharge or other satisfaction in full of all of Guarantor’s obligations hereunder.  Such obligations shall not be in any manner whatsoever affected, modified or impaired by the happening from time to time of any assignment of Borrower’s obligations to a third party or any event or action that would, in the absence of this clause, result in the release or discharge of Guarantor, by operation of law or otherwise, from the performance of observance of any obligation, covenant or agreement contained in this Guaranty, or the default or failure of Guarantor to perform fully any obligations set forth in this Guaranty.

3.                                      Guarantor waives diligence, presentment, protest, notice, demand, dishonor and notice of dishonor and any other defenses available to it hereunder as a surety and agrees to be bound to the Obligations as fully as if it were a co-obligor.  The parties to the Loan Agreement may enter into any amendment, waiver or modification of the Loan Agreement, whether or not such amendment, waiver or modification would in any way increase or decrease the extent of Guarantor’s obligations hereunder, without notice to or consent of Guarantor and without thereby releasing Guarantor hereunder or incurring any liability to Guarantor.

4.                                      No failure or delay or lack of demand, notice or diligence in exercising any right under this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right under this Guaranty.

5.                                      This Guaranty is an absolute, unconditional and continuing guaranty of payment and performance and not of collection.  Lender need not exhaust or pursue any remedy or take any action in respect of the default of any obligation guaranteed hereby prior to or as a condition to proceeding directly under this Guaranty against Guarantor.

6.                                      Guarantor represents and warrants to Lender that it has the corporate power and authority to enter into this Guaranty and that this Guaranty is a legal and valid obligation binding upon it and is enforceable in accordance with its terms.

7.                                      Guarantor agrees that the obligation of Guarantor as a guarantor shall not be impaired, modified, changed, released, or limited in any manner whatsoever by any impairment, modification, change, release, or limitation of the liability of Borrower or its estate in bankruptcy, resulting from the operation of any present or future provision of the bankruptcy laws or other similar statute, or from the decision of any court.

8.                                      Guarantor agrees to pay all reasonable costs, expenses and fees which may be incurred by Lender in enforcing this Guaranty or in protecting the rights of Lender following any default on the part of Guarantor hereunder, whether the same shall be enforced by suit or otherwise.

9.                                      This Guaranty shall be governed by and construed in accordance with the laws of the State of Texas.

Executed as of the date first written above.

Colombia Energy Development Company

By:	/s/ Anna Williams

Accepted:

HKN, Inc.

By:	/s/ Sarah B. Gasch